November 1, 2007

JPMorgan Trust I

245 Park Avenue

New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A through October 31, 2008. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.
By:	By:

Accepted by: JPMorgan Trust I
By:

JPMTI Fee Waiver Agreement

SCHEDULE A

	Class A	Class B	Class C	Select	Institutional	Ultra	R Class
JPMorgan Capital Growth Fund[1]	1.35%	1.85%	1.85%	0.93%
JPMorgan Disciplined Equity Fund[1]	0.95%			0.75%	0.45%	0.35%
JPMorgan Diversified Fund[1]	1.14%	1.65%	1.65%	0.89%	0.65%
JPMorgan Dynamic Small Cap Growth Fund[1]	1.50%	2.12%	2.12%	1.10%
JPMorgan Growth and Income Fund[1]	1.30%	1.80%	1.80%	0.90%
JPMorgan Intrepid America Fund[1]	1.25%		1.75%	1.00%			0.80%
JPMorgan Intrepid Multi Cap Fund[1]	1.25%		1.75%	1.00%
JPMorgan Intrepid Growth Fund[1]	1.25%		1.75%	1.00%			0.80%
JPMorgan Intrepid Plus Fund[1]	1.75%		2.25%	1.50%
JPMorgan Intrepid Value Fund[1]	1.25%		1.75%	1.00%			0.80%
JPMorgan Micro Cap Fund [1]	1.70%		2.20%	1.45%
JPMorgan Mid Cap Equity Fund[1]	1.35%			1.00%
JPMorgan Small Cap Core Fund[1]				1.00%
JPMorgan Small Cap Equity Fund[1]	1.38%	2.12%	2.12%	1.00%			0.80%
JPMorgan U.S. Equity Fund[1]	1.05%	1.57%	1.57%	0.79%	0.64%		0.59%
JPMorgan U.S. Large Cap Core Plus Fund[1]	1.25%		1.75%	1.00%			0.80%
JPMorgan U.S. Small Company Fund[1]				1.01%	0.83%
JPMorgan Value Advantage Fund[1]	1.25%		1.75%	1.00%	0.75%

[1]	Expense limitation is in place until at least 10/31/08.